June 2013 Pricing Sheet dated June 21, 2013 relating to Preliminary Terms No. 897 dated June 18, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Trigger PLUS due June 26, 2015
Based on the WisdomTree Japan Hedged Equity Fund
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JUNE 21, 2013
Issuer:	Morgan Stanley
Maturity date:	June 26, 2015
Valuation date:	June 23, 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the WisdomTree Japan Hedged Equity Fund (the “Fund”). See “WisdomTree Japan Hedged Equity Fund” in the accompanying preliminary terms.
Aggregate principal amount:	$8,613,540
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than the trigger level:
$10
If the final share price is less than or equal to the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 30%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	150%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$45.32, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:	$12.65 per Trigger PLUS (126.50% of the stated principal amount)
Trigger level:	$31.724, which is 70% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	June 21, 2013
Original issue date:	June 26, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762E752 / US61762E7528
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.5463 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$8,613,540	$193,804.65	$8,419,735.35
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16 of the accompanying preliminary terms.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 897 dated June 21, 2013

Product Supplement for PLUS dated August 17, 2012           Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.